For:                                                 Contact:
Sunburst Acquisitions I, Inc.                        Cory Cutler
Invu PLC                                             Dewe Rogerson, Inc.
David Morgan, CEO                                    New York, NY
Tel:  011 44-160-485-9893 (Northampton, U.K.)        Tel (212) 688-6840

                                                     August 31, 1998
                                                     Immediate Release
                                                     -----------------


                          SUNBURST ACQUISITIONS I, INC.
                     COMPLETES SHARE EXCHANGE WITH INVU, PLC

         Sunburst Acquisitions I, Inc. (OTC-BB; SBSS) announced today that it has completed the exchange of a total of 26,506,582 of its shares for all the issued and outstanding shares of Invu, PLC, a developer of document and information management software. This transaction is described in Sunburst's most recent Form 10-KSB. As a result of the transaction and related transactions, Invu PLC has become a wholly-owned subsidiary of Sunburst and the former shareholders of Invu, PLC currently hold approximately 87.75% of the issued and outstanding stock of Sunburst. The directors and executive officers of Sunburst prior to the transaction have resigned, and the following directors and executive officers of Invu, PLC have become the directors and executives of the Company: David Morgan, Director and Chief Executive Officer; Martyn Doherty, Director and Vice President - Chief Financial Officer; and Paul O'Sullivan, Director and Vice President - Director of Development. A change in the name of Sunburst to Invu, PLC is expected to be effected subject to approval of such action by the shareholders of the Company following compliance with applicable SEC proxy rules.

         Invu PLC develops innovative document and information management software. Serving both the PC and client server markets, Invu, PLC provides cost effective solutions to small and home offices via INVUSOLO and MULTI-USERS via INVUPRO and INVUPRO-NETWORK. Invu, PLC is headquartered in Northampton, England and intends to extend its United States presence. Invu, PLC can be reached by visiting http//www.invu.net.

                                      * * *

         All referenced products are trademarks of Invu, PLC.